UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NEW PEOPLES BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NEW PEOPLES BANKSHARES, INC.

67 Commerce Drive
Honaker, Virginia 24260

Dear Shareholder:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders of New Peoples Bankshares, Inc. (the “Company”) to be held on Tuesday, May 20, 2025, at 6:00 p.m. at the Abingdon office of New Peoples Bank, 350 West Main Street, Abingdon, Virginia 24210.

At the Annual Meeting, you will be asked to vote on two proposals: the election of directors, and the ratification of our independent registered public accounting firm for 2025. We are furnishing proxy materials to our shareholders primarily over the Internet. You may read, print and download these materials, including a formal notice of the Annual Meeting, a Proxy Statement, the proxy card, and the 2024 Annual Report on Form 10-K at http://www.edocumentview.com/NWPP. On or about April 7, 2025, we mailed our shareholders a notice with instructions on how to access these materials and how to vote your shares online. The notice also provides instructions on how you can request a paper copy of these materials if you would prefer.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. Please read the accompanying Proxy Statement and submit your proxy via the Internet, by using the toll-free telephone number or, if you request a paper copy, by completing, signing, dating and returning your proxy card promptly using the enclosed postage-paid envelope. You also may attend the Annual Meeting and vote in person. Your Proxy may be revoked at any time before it has been voted. If your broker, bank or other nominee holds your shares, you also should contact your nominee for additional information.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

/s/ James W. Kiser

James W. Kiser

President and Chief Executive Officer

Honaker, Virginia

April 17, 2025

NEW PEOPLES BANKSHARES, INC.

67 Commerce Drive

Honaker, Virginia 24260

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

___________________

The Annual Meeting of Shareholders (the “Annual Meeting”) of New Peoples Bankshares, Inc. (the “Company”) will be held on Tuesday, May 20, 2025 at 6:00 p.m. at the Abingdon office of New Peoples Bank, 350 West Main Street, Abingdon, Virginia 24210.

At the meeting, you will be asked to vote on the following proposals:

1.	To elect three directors to serve for terms of three years each expiring at the 2028 annual meeting of shareholders; and

2.	To ratify the Audit Committee’s appointment of Yount, Hyde & Barbour, PC as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Only holders of record of shares of the Company’s common stock at the close of business on March 26, 2025, the record date set by our Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

It is important that as many shares as possible be represented at the Annual Meeting. Please read this Proxy Statement and submit your proxy via the Internet, by using the toll-free telephone number or, if you request a paper copy, by completing, signing, dating and returning your proxy card promptly using the enclosed postage-paid envelope. You may revoke your proxy at any time before it has been voted.

By Order of the Board of Directors

/s/ John J. Boczar

April 7, 2025

John J. Boczar Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2025.

The Proxy Statement, proxy card and the 2024 Annual Report on Form 10-K are available at http://www.edocumentview.com/NWPP.

If your shares of the Company’s common stock are held by a broker or other custodian, then that organization is considered the shareholder of record and the shares are considered held in “street name”. The Company provided its proxy materials to the shareholder of record for distribution to you along with your voting instruction form. As the beneficial owner of the shares, you have the right to direct the shareholder of record how to vote your shares. Check the information forwarded to you by the shareholder of record to see which voting methods are available to you.

NEW PEOPLES BANKSHARES, INC.

67 Commerce Drive

Honaker, Virginia 24260

________________________________________________

PROXY STATEMENT

2025 ANNUAL MEETING OF SHAREHOLDERS

________________________________________________

This Proxy Statement is furnished to holders of the common stock, par value $2.00 per share (“Common Stock”), of New Peoples Bankshares, Inc., in connection with the solicitation of proxies by our Board of Directors on behalf of the Company to be used at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 20, 2025 at 6:00 p.m. at the Abingdon office of New Peoples Bank, 350 West Main Street, Abingdon, Virginia 24210.

We are furnishing our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. On or about April 7, 2025, we first mailed an Important Notice Regarding the Availability of Proxy Materials on the Internet (the “Notice”) to shareholders and posted our proxy materials on the Internet site referenced therein. These proxy materials include the accompanying notice of Annual Meeting, this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2024. The Notice provides information regarding how to access these proxy materials on the Internet, vote your shares or request a paper copy of these materials.

Your vote is very important, regardless of the number of shares you own. You are urged to submit your vote as soon as possible. As described in the Notice, you will have the option to vote by telephone, via the Internet or, if you request a paper copy, by completing, dating and signing a proxy card and returning it to the Company. Execution or submission of a proxy will not affect a registered shareholder’s right to attend the Annual Meeting in person and vote during the meeting. “Street name” shareholders who wish to attend and vote during the meeting will need to contact your broker or agent to obtain a legal proxy from the institution that holds their shares. Any registered shareholder who has executed or submitted a proxy may revoke it by attending the Annual Meeting and voting in person. Any shareholder who executes a proxy also has the power to revoke it at any time by written notice to our Secretary, or by submitting a subsequent vote using any of the methods described above. If your shares are held in “street name,” and you want to change or revoke voting instructions you have given to the record holder of your shares, please follow the directions given by the institution that holds your shares.

The cost of soliciting proxies for the Annual Meeting will be borne by us. We do not intend to solicit proxies other than by use of mail and electronic notice and access to the Internet; however, certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

To reduce the expenses of delivering duplicate proxy materials to shareholders, we are relying upon rules of the Securities and Exchange Commission (“SEC”) that permit us to deliver only one Notice and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholder at that address. All shareholders requesting a paper copy and sharing an address will continue to receive separate proxy cards based on their registered ownership of Common Stock. Any shareholder sharing an address who does not receive an individual proxy statement and annual report may write or call Computershare Investor Services (“Computershare”) as specified below, and Computershare will promptly send the materials to the shareholder at no cost. For future meetings, a shareholder may request separate copies of our proxy materials, or request that we only send one set of these materials if the shareholder is receiving multiple copies, by contacting Computershare at Attn.: Proxy Services, P.O. Box 505008, Louisville, Kentucky 40233-9814 or by telephoning Computershare toll free at 1-800-368-5948.

On March 26, 2025, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 23,615,747 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of the relevant item, and generally will have no effect on whether or not the item is approved.

If your shares are held in an account with a broker or other custodian, then your shares are held in “street name.”

A broker who holds shares in “street name” is prohibited from voting on certain items when he or she has not received instructions on how to vote from the beneficial owner, but on other items, the broker is entitled to vote without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non- vote.” Brokers are not permitted to vote on the election of directors without specific instruction from the beneficial owner of the shares in street name. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to the ratification of Yount, Hyde & Barbour, PC (“YHB”) as our independent registered public accounting firm for 2025; therefore, no broker non-votes are expected to exist in connection with this proposal. “Broker shares” for which a vote has been cast on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. “Broker shares” that are not voted on any matter at the Annual Meeting will not be counted for purposes of determining the existence of a quorum. Broker non-votes will not be counted as voting in favor of any particular matter, and generally will have no effect on whether or not the item is approved.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven members, three of whom are nominated for election as directors at the Annual Meeting to serve for terms of three years each expiring at the annual meeting of shareholders in 2028. After the election, the Board of Directors will consist of ten members.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the three nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age and business experience for the past five years, unless otherwise noted, and the year that each individual was first elected to our Board of Directors or earlier to the Board of Directors of New Peoples Bank, Inc. (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company.

Nominees for Election for Terms Expiring in 2028

Tim W. Ball, age 65, has served as a director since 1999 and is a member of the Compensation Committee. Mr. Ball is President, Owner and Operator of Ball Coal Company and owner of Tim Ball Trucking Company since 1985, and President of Tim Ball Farming Corporation since 1987. He is active in various community services. Mr. Ball’s community service and involvement in the mining and farming industries allow him to provide business and leadership experience to the Board of Directors.

Michael G. McGlothlin, age 73, has served as a director since 1998. Mr. McGlothlin is an attorney and President of the Appalachian College of Pharmacy (2005 to 2006 and 2008 to present). He also serves as President of Watkins Branch Development, LTD and The Inn on Garden Creek, LTD, as Secretary and Director of MGM Methane Corporation, as Trustee and Treasurer of the Appalachian School of Law, and as a Trustee and as Secretary of the McGlothlin Foundation. He has been the owner of Michael G. McGlothlin, Attorney-at-Law in Grundy, Virginia since 2002. He previously served as Commonwealth Attorney for Buchanan County, Virginia and as County Attorney for Buchanan County, Virginia. Mr. McGlothlin is past President of the Buchanan County Bar Association. Mr. McGlothlin’s experience as an attorney, administrator, and organization and community leader provides a broad range of professional and leadership experience to the Board of Directors.

B. Scott White, age 79, has served as a director since 1998, and is vice chair of the Board of Directors, chair of the Loan Committee and a member of the ALCO, Audit Risk and Compliance, Compensation, Executive and Nominating Committees. Mr. White is a retired cattle rancher in Castlewood, Virginia, as well as a private investor. He was the President and Chief Executive Officer of White Stone Company in Castlewood, Virginia and White’s Pelletizing Company in Paradise, Pennsylvania until the companies were sold in 1997. Mr. White also previously served as General Manager of Sky Blue Tower Company, LLC, a cell phone tower rental company in southwest Virginia. Currently, Mr. White serves on the Board of Rockydale Quarries in Roanoke, Virginia. Mr. White’s experience as a small business owner and rancher provides business, financial and leadership expertise to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

For the year ending December 31, 2025, the Audit Committee of the Board of Directors has selected YHB, an independent registered public accounting firm, to perform the audit of the Company’s financial statements.

The selection of YHB as the Company’s independent auditors is not required to be submitted to a vote of the shareholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the shareholders do not vote in favor of the selection of YHB, the Audit Committee will reconsider whether to retain YHB, and may retain that firm or another firm without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests. Approval of this Proposal requires the affirmative vote of a majority of the shares voted on the Proposal.

Representatives of YHB are expected to participate in the Annual Meeting and will have the opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF YHB AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

Incumbent Directors

Incumbent Directors Whose Terms Expire in 2026

Gina D. Boggess, age 54, has served as a director since 2019 and is a member of the Audit Risk and Compliance, Nominating and Technology Committees. Ms. Boggess is Coordinator of Pastoral Ministries for Sacred Heart Catholic Church in Princeton, West Virginia, since 2023, and chair of the Pastoral Concerns Committee of the Diocesan Pastoral Council since 2022. Previously, she was involved in Met Resources, a family-owned coal mining business, for ten years. Prior to that, she worked for a community bank for seven years in various positions, including branch management and as a financial services representative and marketing director. She is active in her community serving on various boards including the Princeton Rescue Squad, Community Foundation of the Virginias and as a state and local board member for Catholic Charities. Ms. Boggess’ experience in both the banking and coal industries as well as her community involvement provides business and leadership experience to the Board of Directors.

John D. Cox, age 68, has served as a director since 1998, and is chair of the Compensation and Nominating Committees and is a member of the ALCO, Audit Risk and Compliance, Executive and Loan Committees. Mr. Cox is the owner of Cox Tractor Company, a farm equipment business, located in Kingsport, Tennessee, that he has owned and operated since 1978. Mr. Cox is also a local farmer and entrepreneur. Mr. Cox’s experience in agriculture and agriculture-related small businesses provide business, financial and leadership expertise to the Board of Directors.

James W. Kiser, age 44, has been a director since January 2024 and is a member of the ALCO, Compensation and Loan Committees. Mr. Kiser began service as President and Chief Executive Officer of the Company and Bank in April 2024 and December 2023, respectively. Previously he served as Executive Vice President and Chief Banking Officer of the Bank since 2020. He previously served as First Senior Vice President and Chief Commercial Banking Officer from 2018 to 2020; and First Senior Vice President and Senior Commercial Banking officer from 2015 to 2018. Prior to joining the Bank in 2015, Mr. Kiser served as Chief Lending Officer at First Sentinel Bank from 2014 to 2015 and in various positions with First Bank of Virginia from 2007 to 2014. Mr. Kiser’s experience in banking and commercial lending allow him to provide business and financial expertise to the Board of Directors.

Incumbent Directors Whose Terms Expire in 2027

Joe M. Carter, age 87, has served as a director since 1998 and is a member of the Audit Risk and Compliance and Loan Committees. Mr. Carter retired as general manager of Daugherty Chevrolet in Gate City, Virginia, in 2008, after 43 years. He served as an advisory Board member of the former Peoples Bank, Inc. and its successors, Premier Bank – Central, N.A. and First Virginia Bank Southwest. Mr. Carter’s experience in the automotive industry and consumer finance provides an understanding of these businesses to the Board of Directors.

Harold Lynn Keene, age 70, has served as a director since 1998 and is chair of the Board of Directors, chair of the Audit Risk and Compliance, and Executive Committees and a member of the ALCO, Loan and Technology Committees. Mr. Keene is president of Keene Carpet, Inc. since 1976, and was president of Harold Keene Coal Co., Inc. until its sale in January 2011. He served as a director for Peoples Bank, Inc., and its successor Premier Bank-Central, N.A. He also served as an advisory board member with First Virginia Bank Southwest. Mr. Keene’s experience in banking combined with his business knowledge allows him to provide business, finance and organizational expertise to the Board of Directors.

J. Robert Buchanan, age 73, has served as a director since 2018 and is chair of the Asset Liability (“ALCO”) and Technology Committees and is a member of Audit Risk and Compliance and Executive Committees. Mr. Buchanan is a retired banker with more than 40 years of industry experience. He served most recently as President, Chief Executive Officer and Director of First Region Bancshares and First Sentinel Bank from 2008 through 2015. He also held positions as Chief Financial Officer with National Bankshares, Inc., National Bank of Blacksburg, and Premier Bankshares Corporation; as Controller and Internal Auditor with Dominion Bank of Middle Tennessee; and internal auditor with Virginia Tech. He began his career as an assistant bank examiner in the Fifth National Bank Region of the Office of the Comptroller of the Currency. Mr. Buchanan’s extensive banking and financial background allow him to provide technical, financial and leadership expertise to the Board of Directors.

Barton S. Long, age 47, has served as a director since January 2024, and is a member of the Compensation, Loan and Nominating Committees. Mr. Long is the owner of Bart Long and Associates Realty and Auction, LLC. In addition, he is the owner of Knifestore.com, LLC, Four Winds Farms, LLC, and other companies. Mr. Long has supported the community by previously serving as the Board President of the Bristol, Virginia/Tennessee Association of Realtors, a Board Director for the Bristol Virginia/Tennessee Chamber of Commerce and as the County Register for Sullivan County Tennessee as Register of Deeds. Mr. Long’s business and community service involvement allow him to provide leadership and regional business experience to the Board of Directors.

Directors Not Standing For Re-Election

C. Todd Asbury, age 54, has served as a director since 2018 and is a member of the ALCO Committee. Mr. Asbury served as the Company’s and the Bank’s President and Chief Executive Officer from December 2014 until March 2024 and December 2023, respectively. He previously served as Executive Vice President, Chief Financial Officer, and Treasurer of both the Company and the Bank from 2009 to 2014. He served as Senior Vice President, Chief Financial Officer, and Treasurer of the Company and the Bank starting in 2003. Prior to joining the Company, he worked for several community financial institutions and in public accounting. He is a certified public accountant. Mr. Asbury serves as Chairman of the Board of Trustees of Bluefield University, as a member of the Board of Trustees of the Virginia Bankers’ Association School of Bank Management, as a member of Board of Directors of the United Way of Southwest Virginia, as a member of the Board of Directors of the Virginia Early Childhood Development Foundation, and as a member of the Southwest Virginia Workforce Development Board of Directors. Based on his background and extensive understanding of the operations of the Company and his community involvement, Mr. Asbury provides technical, leadership and financial expertise to the Board of Directors.

Executive Officers Who Are Not Directors

The following biographical information discloses the age and business experience in the past five years for each of our executive officers who are not directors.

Bryan T. Booher, age 54, has served as Executive Vice President and Chief Risk Officer of the Bank since 2020. Mr. Booher was previously employed by Highlands Union Bank from January 2004 until January 2020 in multiple roles, including Interim President and Chief Executive Officer, Chief Risk Officer, Executive Vice President of Operations and Information Technology, and Senior Lending Officer. Prior to that, he was employed by BB&T from 1992 to 2004.

Christopher G. Speaks, age 59, has served as Executive Vice President, Chief Financial Officer and Treasurer of both the Company and the Bank since 2021. Mr. Speaks was previously employed by FNB Bancshares, Inc. in Scottsboro, Alabama where he served as the Chief Financial Officer from January 2021 until it was acquired in April 2021. Prior to that, he served as Chief Financial Officer and in senior level accounting and finance roles at several financial institutions, including Executive Vice President and Chief Financial Officer for Tyndall Federal Credit Union from 2016 to 2020, and Director of Finance and other senior level positions at CertusBank from 2011 through 2015. He worked in senior accounting level roles at The South Financial Group and TD Bank from 1998 through 2011.

Michael Ratliff, age 47, has served as Executive Vice President and Chief Banking Officer of the Bank since October 2023. Prior to joining the Bank, he previously served as the Senior Vice President and Commercial & Industrial Banking Manager for First Community Bank from October 2021 to October 2023, and prior to that as the Market President of the Abingdon Division & the Tennessee Division for First Community Bank from January 2015 to October 2021.

Landon McGlothlin, age 37, has served as Executive Vice President and Chief Operations Officer and Chief Information Officer of the Bank since January 2023. He previously served as Senior Vice President and Chief Information Officer from September 2016 to January 2023. Mr. McGlothlin joined the Bank in March 2005 and served in various Information Technology positions prior to his role as Chief Information Officer.

Security Ownership of Management

The following table sets forth, as of March 26, 2025, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the individual’s spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)		Percent of class (2)
C. Todd Asbury	12,314		*
Tim W. Ball	3,432		*
Gina D. Boggess	2,476		*
J. Robert Buchanan	4,100		*
Joe M. Carter	29,955	(3)	*
John D. Cox	751,968	(4)	3.18%
Harold Lynn Keene	4,540,918	(5)	19.23%
James W. Kiser	10,360	(6)	*
Barton S. Long	141,342	(6)	*
Michael G. McGlothlin	458,267		1.94%
B. Scott White	5,619,807	(7)	23.80%
Other Named Executive Officers:
Bryan T. Booher	—		—
Christopher G. Speaks	—		—
All Directors and Executive Officers as a Group (15 persons)	11,574,939		47.27%

*       Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

(1)	Except as otherwise indicated, each director, director nominee or executive officer has sole voting power and investment power with respect to the shares shown.
(2)	Based on 23,615,747 shares of Common Stock issued and outstanding on March 26, 2025.
(3)	Includes 8,201 shares held by Mr. Carter's wife.
(4)	Includes 657,890 shares in a revocable personal trust.
(5)	Includes 1,109,210 shares held by H.L. Keene, L.L.C. in which Mr. Keene is the sole manager, and 500 shares held by The Harold Lynn Keene Trust.
(6)	Held jointly with spouse.
(7)	Includes 2,061,666 shares held by SBTB, L.P. in which Mr. White is a general partner, 1,447,747 shares held by Sky Investments, LLC in which Mr. White is the manager, and 165,560 shares held by Mr. White's wife. Mr. White holds shares as trustee under various trust agreements – 156,080 shares in revocable personal trust, 156,637 shares in a self-directed IRA, 9,056 shares under irrevocable trust for an offspring, and 603,581 shares allocated to four irrevocable trusts for grandchildren.

Security Ownership of Certain Beneficial Owners

As of March 26, 2025, the following persons are known to us that beneficially own five percent or more of the Company’s Common Stock. Other than as disclosed below, the Company is not aware of any person or group, as those terms are defined in the Securities Exchange Act of 1934, who beneficially owned more than 5% of the outstanding Common Stock as of March 26, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
B. Scott White Post Office Box 520 Castlewood, Virginia 24224	5,619,807(1)	23.80%
Harold Lynn Keene Post Office Box 1320 Lebanon, Virginia 24260	4,540,918(2)	19.23%
Richard G. Preservati, Sr. Post Office Box 1003 Princeton, West Virginia 24740	3,039,999(3)	12.87%

(1)	Includes 2,061,666 shares held by SBTB, L.P. in which Mr. White is a general partner, 1,447,747 shares held by Sky Investments, LLC in which Mr. White is the manager, and 165,560 shares held by Mr. White's wife. Mr. White holds shares as trustee under various trust agreements – 156,080 shares in revocable personal trust, 156,637 shares in a self-directed IRA, 9,056 shares under irrevocable trust for an offspring, and 603,581 shares allocated to four irrevocable trusts for grandchildren.

(2)	Includes 1,109,210 shares held by H.L. Keene, L.L.C. in which Mr. Keene is the sole manager, and 500 shares held by The Harold Lynn Keene Trust.

(3)	Includes 2,533,333 held by Family’s Future IV Limited Partnership in which Mr. Preservati is a general partner.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and certain officers to file reports with the SEC indicating their holdings of, or transactions in, our equity securities. Based on a review of these reports and written representations furnished to us, we believe that our directors and officers timely complied with all Section 16(a) filing requirements with respect to 2024, other than Mr. Keene with three reports listing four late transactions.

Director Compensation

The following table sets forth certain information with respect to director compensation during 2024 for each of the members of the Board of Directors. The directors did not receive any other compensation during 2024 for their services as directors on the Board.

Director Compensation for 2024
Name	Fees Earned or Paid in Cash ($)	Total ($)
C. Todd Asbury	—	—
Tim W. Ball	14,200	14,200
Gina D. Boggess	16,000	16,000
J. Robert Buchanan	22,600	22,600
Joe M. Carter	19,000	19,000
John D. Cox	24,950	24,950
Harold Lynn Keene	28,350	28,350
James W. Kiser	—	—
Barton S. Long	18,600	18,600
Michael G. McGlothlin	14,450	14,450
B. Scott White	25,850	25,850

Each non-employee director was paid $1,000 per month except for Mr. Keene, Chair, who received $1,300; monthly retainer for all Executive Committee members was $300; per meeting Chairs (board/committee) were paid $250 and members were paid $200 per committee meeting for each committee of which a director attended as a member.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Except for Messrs. Asbury and Kiser, the Board of Directors has determined that all members are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”). In reaching this conclusion, the Board of Directors considered that the Company and its subsidiary bank may conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers; however, in 2024, no transactions occurred with such companies other than those described under “Executive Compensation and Related Party Transactions” and “Certain Relationships and Related Transactions.”

Code of Ethics

The Board of Directors has adopted a Code of Ethics for our directors, executive officers, and senior officers who have financial responsibilities. The Code of Ethics is designed to promote, among other things, honest and ethical conduct, proper disclosure of financial information in our periodic reports, and compliance with applicable laws, rules and regulations by our senior officers who have financial responsibilities.

A copy of the Code of Ethics may be obtained on our website at https://newpeoples.bank/Code-of-Ethics.

Whistleblower Procedures

The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by Company or Bank employees of confidential, anonymous reports to the Audit Committee.

Insider Trading Policy

The Company adopted an Insider Trading Policy that prohibits the use of financial instruments or transactions in derivative securities or otherwise that hedge or offset any decrease in the market value of the Company’s common stock. This policy also prohibits short sales, or the pledging of Company stock as collateral for a loan.

Communications with Directors

Any director may be contacted by writing to him or her c/o Post Office Box 1810, Honaker, Virginia 24260. Communications to the directors as a group may be sent to the same address, c/o the Secretary of the Company. We promptly forward, without screening, all such correspondence to the indicated directors.

Board Leadership

Except for Mr. Kiser, the Company’s and the Bank’s Boards of Directors are currently composed of non-management members.

The Chairman of the Board is occupied by a non-management member. The Board believes that the principal role of the President and Chief Executive Officer is to manage the business of the company in a safe, sound, and profitable manner. The role of the Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of the organization in the best interests of its shareholders, to adopt or approve major policies and procedures, to oversee financial reporting and compliance, and to serve the Company’s constituencies including shareholders, customers, employees, and communities. The Board believes that the inclusion of the President and Chief Executive Officer on the Boards of the Company and the Bank enhances the effectiveness of the Boards’ activities due to the operational expertise and Institutional knowledge possessed by the President and Chief Executive Officer. Executive sessions of the Board are held periodically with the absence of the Chief Executive Officer.

The Company’s leadership structure consists of varying levels of authority, responsibility and risk exposure that increase through each incremental level of management hierarchy. The senior management team reports directly to the Chief Executive Officer and meets collectively on a regular basis, and dialogs daily regarding the Bank’s activities. The senior management team manages every aspect of the Bank’s activities and acts as a primary communications medium across all functional areas of the organization. This structure enables information and management guidance to flow easily up, down and horizontally.

Board’s Role in Risk Oversight

The Board is intimately engaged in overseeing the risk management of the Company, including credit risk, liquidity risk, interest rate risk, price risk, operational risk, cyber security risk, compliance risk, strategic risk, and reputational risk. This is accomplished through a strong committee system consisting of the ALCO Committee, the Director’s Loan Committee, the Compensation Committee, the Nominating Committee, and the Audit, Risk and Compliance Committee; each of which meets with scheduled frequency with its senior staff counterparts. In addition, the leadership structure of the Board of Directors (independent chair) supports the Board’s independent risk oversight role. Each of these committees is composed of directors who are familiar with their areas of responsibility. Senior management is responsible for day-to-day risk management in each functional area and reports at each full Board meeting on the risk- related matters within their areas of responsibility. In addition, the Board receives and reviews minutes from each committee and additional commentary from each respective committee chair is provided as deemed appropriate. Data reviewed are both historical and forward-looking to enable the Board to look at both recent outcomes and to the likelihood of various future outcomes. The entire executive management team attends all Board meetings and remains for the duration of the meeting except when the Board goes into Executive Session. The schedule below lists all Board committees and their members:

	ALCO (2)	Audit, Risk and Compliance (1)	Compensation (1)	Executive (3)	Loan (2)	Nominating (3)	Technology (2)
C. Todd Asbury	X
Tim W. Ball			X
Gina D. Boggess		X				X	X
J. Robert Buchanan	X*	X		X			X*
Joe M. Carter		X			X
John D. Cox	X	X	X*	X	X	X*
Harold Lynn Keene	X	X*		X*	X		X
James W. Kiser	X		X		X		X
Barton S. Long			X		X	X
Michael G. McGlothlin
B. Scott White	X	X	X	X	X*	X

(1)	Company Committee
(2)	Bank Committee
(3)	Committee of both Company and Bank

*       Committee Chair

Board Committees & Committee Meeting Attendance

The Boards of the Company and the Bank are identical in membership. Among other committees described above the Boards have standing executive, nominating, audit and compensation committees (or committees performing similar functions) as discussed further below. The Board of Directors has adopted charters for its Audit, Risk and Compliance Committee, Compensation Committee, ALCO Committee, Nominating Committee and Technology Committee to define the duties and responsibilities of those committees. These charters are available on our website at https://newpeoples.bank/Bankshares-About-Us.

There were twelve meetings of the Company’s Board of Directors in 2024. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board and meetings of committees of which the director was a member in 2024. We encourage, but do not require, members of the Board of Directors to attend the annual meeting of shareholders. All directors attended the 2024 annual meeting of shareholders.

Executive Committee - The Company and the Bank each also have an Executive Committee that, when necessary, is empowered to act on behalf of the full Board, on routine matters, between scheduled Board meetings. The Executive Committee met two times in 2024.

Nominating Committee - The Nominating Committee proposes prospective members for nomination to the Board of Directors. All decisions by the Nominating Committee relating to the nominations of prospective Board members are reported to the full Board of Directors. All members of the Committee are independent as defined in the Nasdaq listing standards. The Nominating Committee met one time in 2024 at which time the recommendations for nominees for election at the 2024 annual meeting of shareholders were discussed and presented for the Board of Directors’ approval.

Shareholders entitled to vote for the election of directors may submit candidates for consideration by the Nominating Committee if the Committee receives timely written notice, in proper form, for each such recommended director candidate. If the notice is not timely and in proper form, the nominee will not be considered. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Board.

In accordance with our Bylaws, any shareholder entitled to vote in the election of directors may directly nominate one or more persons for election as director(s) at an annual meeting if the nomination is made in writing. Any such shareholder nominations must be received by our Secretary within the timeframe set forth in “Proposals for 2026 Annual Meeting of Shareholders” below. To be in proper form, the notice must include (a) the name and address of the shareholder who intends to make the nomination of the person(s) and of the person(s) to be nominated; (b) a representation that the shareholder is the owner of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder; (d) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including, but not limited to, the amount and nature of his beneficial ownership of our securities and his principal occupation for the past five years; and (e) the written consent of each nominee to serve as a director if so elected.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board potential new directors, including candidates submitted by shareholders, or the continued service of existing directors:

•	the ability of the prospective nominee to represent the interests of our shareholders;
•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and
•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

The Board’s priorities in evaluating Board candidates and the relative weight it gives to any given characteristic will vary from time to time based on the particular needs of the Board and us at the time and based on the expertise of the incumbent members of the Board of Directors.

To identify candidates for nomination, the Nominating Committee does the following:

•	establish criteria and qualifications for the selection of new directors to serve on the Board;
•	identify individuals believed to be qualified as candidates to serve on the Board (including from among those individuals recommended by shareholders) and recommend the candidates for any directorships to be filled by the Board or by the shareholders at an annual or special meeting;
•	reviews and make recommendations to the Board with respect to whether members of the Board should stand for re-election;
•	conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. In that connection, the Committee has sole authority to retain and to terminate any search firm used to assist it in identifying candidates to serve as directors of the Company, including sole authority to approve the fees payable to such search firm and any other terms of retention; and
•	review and make recommendations to the Board, as the Committee deems appropriate regarding the composition and size of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficient expertise and independent backgrounds and always consists of a majority of independent directors in accordance with Nasdaq listing standards;

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board potential new directors, including candidates submitted by shareholders, or the continued service of existing directors:

●	the ability of the prospective nominee to represent the interests of our shareholders;
●	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
●	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and
●	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

The Board’s priorities in evaluating Board candidates and the relative weight it gives to any given characteristic will vary from time to time based on the particular needs of the Board and us at the time and based on the expertise of the incumbent members of the Board of Directors.

To identify candidates for nomination, the Nominating Committee does the following:

●	establish criteria and qualifications for the selection of new directors to serve on the Board;
●	identify individuals believed to be qualified as candidates to serve on the Board (including from among those individuals recommended by shareholders) and recommend the candidates for any directorships to be filled by the Board or by the shareholders at an annual or special meeting;
●	reviews and make recommendations to the Board with respect to whether members of the Board should stand for re-election;
●	conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. In that connection, the Committee has sole authority to retain and to terminate any search firm used to assist it in identifying candidates to serve as directors of the Company, including sole authority to approve the fees payable to such search firm and any other terms of retention; and
●	review and make recommendations to the Board, as the Committee deems appropriate regarding the composition and size of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficient expertise and independent backgrounds and always consists of a majority of independent directors in accordance with Nasdaq listing standards;

Compensation Committee - The Compensation Committee of the Company reviews management’s performance and compensation, and reviews and sets guidelines for compensation of all employees, including the Company’s executive officers. Currently, the individuals serving as executive officers of the Company also serve in the same capacities, respectively, for the Bank, except for Messrs. Booher, McGlothlin and Ratliff, who only serve as executive officers of the Bank and not the Company. These executive officers are presently compensated for services rendered by them to the Bank, but not for services rendered by them to the Company. All decisions by the Compensation Committees relating to the compensation of our executive officers are reported to the full Board of Directors. Except for his own compensation, Mr. Kiser provides information and advice to the Compensation Committee regarding the form and amount of compensation of executive officers. No other executive officer participates in this process with the Committee. The Compensation Committee may not delegate its authority did not utilize a consultant in determining compensation for 2024.

The Chief Executive Officer does not set his own salary or bonus. The Chief Executive Officer recommends the salary and bonuses of the other named executive officers and provides input to the Committee regarding his own, but he does not participate in the Compensation Committees discussions or approval of his own compensation. Recommendations are made by the Committee and final decisions reside with the Board of Directors.

The Compensation Committee and Board attempt to align performance and compensation based upon strategic goals that are incorporated in the Company’s budget as approved by the Board of Directors. We believe that our conservative but competitive compensation policies and practices are unlikely to create risks that are reasonably likely to have a materially adverse effect on the Company. As discussed in this Proxy Statement, most of the compensation that we pay consists of annually determined salaries and bonuses. This permits the Board of Directors to review annually the budget versus actual performance, internal policy limits for various key performance ratios, asset quality ratios, interest rate sensitivity shocks, liquidity management, and capital levels before compensation is set. All of these components together with continuation of employment are assessed each year. It is at the discretion of the Board of Directors to pay cash bonuses or any other incentives if goals are met or exceeded. We believe that this contemporaneous approach to determining compensation is not likely to encourage excessive risk taking and in fact allows the Board to align compensation with business factors such as acceptable versus unacceptable risk taking.

The Board in its business judgment has determined that all members of the Compensation Committee are independent, with the exception of Mr. Kiser, as defined by the Nasdaq Stock Market Listing Rules. The Compensation Committee held four meetings in 2024. For additional information regarding executive compensation and the Compensation Committee, see “Executive Compensation and Related Party Transactions” below.

Audit, Risk and Compliance Committee - The Audit, Risk and Compliance Committee (“Audit Committee”) assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of our financial statements, our compliance with legal and regulatory requirements for our accounting and reporting practices, the qualifications, independence and performance of our independent public accountants and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent public accountants engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us. The Board of Directors and the Audit Committee have adopted a written charter for the Audit Committee.

The Audit Committee also oversees the internal audit and regulatory compliance and review functions.

The Board in its business judgment has determined that all members of the Audit Committee are independent as defined by Nasdaq Stock Market Listing Rules for audit committee members and applicable SEC regulations. The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Buchanan qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Risk & Compliance Committee held four meetings in 2024. For additional information regarding the Audit Committee, see “Audit Information – Audit Committee Report” below.

Technology Committee – The Technology Committee assists the Board in overseeing the scope and execution of the Company’s technology strategies, including review of risk management programs and the Company’s cybersecurity program. The Technology Committee met four times in 2024.

EXECUTIVE COMPENSATION AND RELATED PARTY TRANSACTIONS

The following table is a summary of compensation that we paid for the fiscal years ended December 31, 2024 and 2023 to the named executive officers in all capacities in which they served:

Summary Compensation Table

Fiscal Years 2024 and 2023

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Plan Compensation ($) (2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
James W. Kiser (4)	2024	305,000	77,995	36,375	-	53,812	473,182
President and Chief	2023	227,975	41,526	12,173	-	29,603	311,282
Executive Officer
C. Todd Asbury(4)	2024	455,840	-	39,604	-	31,515	526,959
Former President and Chief	2023	355,544	68,064	15,493	-	41,946	481,407
Executive Officer
Christopher G. Speaks	2024	223,741	45,347	21,217	-	28,206	318,511
Executive Vice President and	2023	216,137	38,464	8,300	-	36,504	299,405
Chief Financial Officer
Bryan T. Booher	2024	217,695	44,143	28,289	-	22,431	312,558
Executive Vice President and
Chief Risk Officer

(1) Includes cash awards for 2024, paid in 2025, under the Profit Sharing and Senior Performance Bonus plans to Messrs. Kiser, Asbury Speaks and Booher of $77,495, $0 $44,847 and $43,643, respectively. Incentive awards for 2023, paid in 2024, under the Profit Sharing and Senior Performance Bonus plans to Messrs. Kiser, Asbury and Speaks of $41,026, $67,564 and $37,964, respectively. All employees received a Christmas bonus at the discretion of the Board of Directors of $500 for 2024 and 2023.

(2) Consists of cash incentive awards for 2024 earned under the Company’s Long-Term Cash Incentive Plan by Messrs. Kiser, Asbury, Speaks and Booher of 36,375,$39,604, $21,217 and$28,289, respectively. Cash incentive awards for 2023 earned under the Company’s Long-Term Cash Incentive Plan by Messrs. Kiser, Asbury and Speaks of $12,173, $15,493, and $8,300, respectively. The awards are based on the Company’s quarterly earnings per share of common stock over a specified period and, in general, are subject to vesting and payout schedules as described under “— Employee Incentive Plans – Long-Term Cash Incentive Plan” on page 13.

(3) All benefits that might be considered of a personal nature did not exceed $10,000. All other compensation includes matching contributions under the Bank’s 401(k) Plan, flexible spending amounts contributions for cafeteria plan benefits, group term life insurance premiums and long-term disability insurance premiums for all persons listed; allocated personal use of a company vehicle for Messrs. Asbury and Kiser and an auto allowance for Messrs. Kiser and Speaks; club dues for Mr. Kiser in 2024, and payment for unused vacation days to Mr. Speaks in 2023,

(4) Mr. Asbury served as President and Chief Executive Officer of the Bank and the Company through December 1, 2023 and March 31, 2024, respectively, at which times Mr. Kiser assumed those positions. Mr. Asbury is serving as Senior Advisor to the Company and Bank through May 31, 2025.

Narrative Disclosure to Summary Compensation Table Base Salary and Bonus

Our performance, in general, is considered in determining the amount of annual salary increases. The Compensation Committee sets base salaries at levels competitive with senior executives with comparable qualifications, experience and responsibilities, of similarly sized banks. The Virginia Bankers Association Salary Survey was used for comparison of salaries paid for similar positions and responsibilities. The Compensation Committee also takes into consideration our strategic plans and Company performance, including but not limited to, branch performance, asset quality, capital management, core deposit growth, efficiency, regulatory compliance, and earnings.

The named executive officers’ annual salaries are based on the above criteria as well as an assessment of their past performance and expected future contributions. In addition to the internal measures above, the Board of Directors also reviews our financial performance in relation to peer group averages in the Virginia Bankers’ Association Salary Survey. A subjective approach is used in its evaluation of these factors, and therefore the Compensation Committee does not rely on a formula or weights of specific factors.

Other Elements of Compensation

Each named executive officer is provided with the use of a company vehicle or a monthly allowance. Mr. Asbury surrendered his company vehicle in May 2024.

The Bank has established a 401(k) plan that covers all full-time employees including the named executive officers. Matching contributions paid by the Bank to the named executive officers are included in the Summary Compensation Table above.

Employment Agreements

Agreement with Mr. Kiser

On May 14, 2019, the Company and the Bank entered into an Employment Agreement (the “Agreement”) with Mr. Kiser. The initial term of the Agreement ended on December 31, 2020, after which the Agreement automatically renews for one-year terms (unless terminated prior to the commencement of the renewal term).

Under Mr. Kiser’s Agreement, he is entitled to an annual base salary of $305,000, effective December 1, 2023, subject to periodic adjustment based on the executive’s performance, and is also eligible to participate in any equity and/or other long-term compensation programs established by the Company, as well as, employee benefits, executive benefits, or perquisites approved by the Board, reimbursement of expenses and vacation as set forth in his Agreement.

The Agreement provides Mr. Kiser with severance benefits in the event of termination of his employment under certain circumstances and contains certain confidentiality and noncompetition provisions.

The Agreement provides that the executive’s employment may be terminated by the Company for “Cause” (as defined in the Agreement) or without Cause, or by the executive for “Cause” (as defined in the Agreement) or without Cause. The executive’s employment may be terminated upon a determination that the executive is disabled or automatically upon the executive’s death. If an executive’s employment is terminated by the Company for Cause or by the executive without Cause, then under his Agreement, the executive will be entitled to receive any accrued but unpaid salary, bonus or other benefits or awards, and expense reimbursement. The foregoing amounts are referred to collectively as the “Accrued Obligations.” If an executive’s employment is terminated by the Company without Cause or by the executive for Cause, then, in addition to the Accrued Obligations, the executive will be entitled under his Agreement to receive the following: (i) if not connected to a Change in Control (as defined in the Agreement), a severance payment equal to the executive’s base salary for a period of 182 days after termination or non-renewal, subject to amendment by written approval by the Company and Mr. Kiser, or (ii) if within 12 months after a change in control, a severance payment equal to twice the severance amount described above. In addition, the Company will continue to fund health insurance premiums benefits under COBRA during the severance period if Mr. Kiser elects to be so covered.

Agreement with Mr. Asbury

On December 1, 2016, the Company and the Bank entered into an Employment Agreement with Mr. Asbury, the former President and Chief Executive Officer of the Company and the Bank. The initial term of the agreement ended on December 1, 2019 and renewed automatically for successive two-year terms. The agreement was amended in August 2023, as part of a management transition plan. Under the amended agreement, beginning December 1, 2023 through May 2024, Mr. Asbury’s annual salary of $305,000 was fully paid over that period. At that same time, Mr. Asbury stepped down as President and Chief Executive Officer of the Bank but remained as President and Chief Executive Officer of the Company through March 31, 2024. From June 2024 through May 2025, Mr. Asbury was retained in an advisory capacity at $305,000 payable in monthly installments subject to an acceleration clause that Mr. Asbury exercised in March 2025.

Under Mr. Asbury’s agreement, he was entitled to an annual base salary and an annual performance bonus, if any, in an amount approved by the Board of Directors. Mr. Asbury was also eligible to participate in any equity and/or other long-term compensation programs established by the Company as well as employee benefits, executive benefits, or perquisites approved by the Board and reimbursement of expenses and vacation as set forth in his agreement. The agreement also contains certain confidentiality and noncompetition provisions.

Neither the Company nor the Bank has entered into an employment agreement with any of the other named executive officers, except as discussed above.

Employee Incentive Plans

In 2015, the Board of Directors initiated two employee incentive plans: a Short-Term Bonus Plan and Bank-Wide Profit Sharing Plan.

Short-Term Bonus Plan

The Short-Term Bonus Plan is designed to reward and recognize individual employees “on-the-spot” for extraordinary performance/accomplishments. These bonuses are to individual employees in amounts ranging from $100 to $1,000 (with an aggregate annual amount for all short-term bonuses not to exceed $25,000) and are awarded on recommendation of senior officers with the approval of the President and Chief Executive Officer. Payments under the Short-term Bonus Plan were made for 2024 and 2023. For 2024, total bonuses of $9,773 were paid, of which $250 were paid in 2025. For 2023, total bonuses of $23,750 were paid, of which $3,750 were paid in 2024. Under the Short-Term Bonus Plan, the aggregate annual amount for all short-term bonuses will not exceed $25,000 in 2025.

Profit Sharing Plan

The second plan is a Bank-Wide Profit Sharing Plan, which allows all eligible employees of New Peoples Bank to share in the profits of the Bank when strategic goals are met. The Plan is designed to reward employees a percentage of his or her annual salary, or a flat dollar amount for commissioned or lower-wage employees, when the Bank meets the budgeted net income for the year. If the Bank does not make its budgeted net income for the year, the bonus pool is reduced by the shortfall, which is added back into net income until it equals the budgeted amount or the bonus pool is exhausted. The Board of Directors of the Bank has established an award schedule that allocates the bonus pool by percentage based on the employee’s position with the Bank. For 2024, awards under the Profit Sharing Plan totaled $265,998 and were paid in 2025. For 2023, profit sharing awards of $238,017 were paid in 2024.

For 2025, both the Short-Term Bonus Plan and the Bank-Wide Profit Sharing Plan are still in effect.

Senior Performance Bonus Plan

In 2021, the Board of Directors approved a Senior Performance Bonus Plan, for certain senior officers of the Company and Bank. Participants have the ability to earn an annual incentive award up to a predetermined percentage of total compensation based on achievement of the Bank’s operating or consolidated performance goals. In addition to promoting the achievement of Bank performance goals, the incentive awards are designed to align the interests of senior management into a common objective. Any bonuses earned under the Senior Plan are paid in cash. For 2024, $205,175 were accrued for this plan and paid in 2025. For 2023, $231,115 were accrued for this plan and paid in 2024. Long-Term Cash Incentive Plan

In February 2023, the Board of Directors of the Company approved and adopted the New Peoples Bankshares, Inc. Long-Term Cash Incentive Plan (the “Plan”). The Plan, which became effective on February 27, 2023, provides for cash incentive awards to Plan participants based on the Company’s quarterly earnings per share of common stock over the period specified in the Plan.

Certain members of management or highly compensated employees of the Company or the Bank are eligible to participate in the Plan. Individual awards are settled solely in cash, determined by multiplying quarterly earnings per share by the number of notional shares covered by a Plan award. Awards for up to 500,000 notional shares of common stock of the Company, amended to 750,000 notional shares in December 2023, as adjusted to reflect changes in capitalization of the Company, if any, may be granted under the Plan. The Plan does not grant participants equity in the Company and does not create any shareholders’ rights.

For each award, a participant receives an allocation equal to earnings per share, for each share covered by the award, on a quarterly basis. For purposes of the Plan, the Plan administrator may adjust the earnings per share for any period to mitigate or exclude the impact of any item that is unusual in nature or amount or infrequent in occurrence. Awards become vested in 25% increments, on each of the first through fourth anniversaries of the date of grant, subject to a participant’s continuous employment with the Company through the applicable anniversary. Awards are settled on the earliest of a participant’s separation from service, a change in control, or the ten-year anniversary of the Plan’s effective date. Vested portions of an award are generally paid in three installments.

The Plan is administered by a committee consisting of members of the Board of Directors of the Company who are independent directors under the listing standards of The Nasdaq Stock Market, LLC and non-employee directors under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Initial awards under the Plan were made on February 28, 2023, to C. Todd Asbury, then President and Chief Executive Officer of the Company and the Bank (140,000 shares); James W. Kiser, then Executive Vice President and Chief Banking Officer of the Bank (110,000 shares); and Christopher G. Speaks, Executive Vice President and Chief Financial Officer of the Company and the Bank (75,000 shares). In addition, awards with respect to 175,000 notional shares were made to other members of senior management. In addition, in December 2023, Mr. Kiser was awarded an additional 30,000 notional shares effective January 1, 2024 and another member of senior management was awarded 75,000 notional shares.

Advisory Votes on Executive Compensation

At the Company’s 2024 Annual Meeting, approximately 99% of the shareholders who voted on the advisory vote on executive compensation approved the compensation paid to the Company’s named executive officers. The Compensation and Governance Committee believes this level of shareholder support provides an affirmation of the Company’s current compensation philosophy and pay practices. The Compensation and Governance Committee will continue to consider the outcome of the Company's shareholder advisory votes and other input from shareholders when making future compensation decisions for the named executive officers.

The shareholders previously voted on the frequency with which future advisory votes on executive compensation should be held— every one, two or three years. Consistent with the shareholders’ vote, the Company will follow a three-year cycle.

Certain Relationships and Related Transactions

Certain of our directors, executive officers, and shareholders known to us who own beneficially 5% or more of our stock (and their immediate family members) have had, and expect to have in the future, lending transactions with us. Any extensions of credit to our directors, executive officers, and such shareholders are made in the ordinary course of business, were required to be on substantially the same terms, including interest rates and collateral, as comparable transactions to non-related parties at the time of the extension of credit, and did not involve more than the normal risk of collectability or present other unfavorable features.

We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors. The Board, however, does review all related party transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to us, the facts and the circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Our Audit Committee has the responsibility to review significant conflicts of interest involving directors or executive officers.

PAY VERSUS PERFORMANCE

Relationship between Financial Performance and Executive Compensation

As described in more detail under “Corporate Governance – Compensation Committee” our executive compensation program strives to support the long-term interests of shareholders by retaining and motivating an experienced and talented leadership team. The Company’s compensation decisions are focused primarily on the Company’s long-term performance and, therefore, compensation paid for a particular year may not directly reflect the Company’s performance for that year. The Compensation Committee and the Board have approved a redesigned executive compensation program in 2023 intended to more directly align executive compensation with Company performance. These changes are described in further detail under “Employee Incentive Plans – Long-Term Cash Incentive Plan.”

In accordance with the SEC’s disclosure requirements regarding pay versus performance, the following section compares the compensation “actually paid,” which is defined in SEC rules and described above, to the Company’s total shareholder return and net income for fiscal years 2024 and 2023.

Principal Executive Officer

From 2023 to 2024, compensation “actually paid” to the PEO increased by $21,801, or 4.7%, with respect to Mr. Asbury. Due largely to the promotion of Mr. Kiser to President and Chief Executive Officer, compensation “actually paid” increased from 2023 to 2024 by $137,698 or 46.0%. Over the same period, the Company’s total shareholder return increased by approximately 51.8% and net income increased by approximately 14.2%. The increase in compensation “actually paid” to the PEO from 2022 to 2023 was 18.3%, which was above the increase in the Company’s total shareholder return and decrease in net income over the same period of 7.1% and (11.1%), respectively.

Other Named Executive Officers

From 2023 to 2024, compensation “actually paid” to the other NEOs decreased by $4,324 or approximately 1.5%. As noted above, over the same period, the Company’s total shareholder return increased by approximately 51.8% and net income increased by approximately 14.2%. Accordingly, the decrease in compensation “actually paid” to the other NEOs from 2023 to 2024 was aligned with the increases in the Company’s total shareholder return and net income over the same period.

Pay versus Performance Table

The following table provides information on total compensation and compensation actually paid to our principal executive officer (“PEO”) and to our remaining named executive officers (“NEOs”) for the fiscal years ended December 31, 2024 and December 31, 2023, and the cumulative shareholder return on our common stock and our net income over the same time period.

Year	Summary Compensation Table Total for PEO(1) (Kiser)	Summary Compensation Table Total for PEO(1) (Asbury)	Compensation Actually Paid to PEO(1) (Kiser)	Compensation Actually Paid to PEO(1) (Asbury)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(3)	Net Income (in Thousands)
2024	$ 473,355	$ 526,959	$ 436,807	$ 487,355	$ 315,534	$ 290,781	$ 162.67	$ 8,204
2023	-	$ 481,407	-	$ 465,554	$ 305,343	$ 295,105	$ 107.13	$ 7,184
2022	-	$ 393,685	-	$ 393,685	$ 279,223	$ 279,223	$ 115.19	$ 8,082

(1)	During 2024 James W. Kiser was our PEO after March 31, 2024. During 2023 and 2024, C. Todd Asbury was our PEO through March 31, 2024.
(2)	During 2024 our remaining NEOs consisted of Christopher G. Speaks and Bryan T. Booher. During 2023 our remaining NEOs consisted of James W. Kiser and Christopher G. Speaks.
(3)	Calculated based on a fixed investment of $100 in the Company’s stock, based on the closing price of the Company’s stock on the last trading day prior to January 1, 2023, assuming reinvestment of dividends, through and including the end of each fiscal year.

AUDIT INFORMATION

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter can be found on our website www.newpeoples.bank “About Us” “New Peoples Bankshares”.

2024 and 2023 Fees of Independent Registered Public Accountants

The following table sets forth the aggregate fees paid to YHB for professional services rendered in connection with the audit of the Company’s consolidated financial statements for 2024 and 2023, as well as fees paid for audit-related services, tax services and all other services in 2024 and 2023.

	2024	2023
Audit fees (1)	$117,000	$112,000
Audit-related fees (2)	10,400	10,000
Tax fees	13,000	12,500
Total	$140,400	$134,500

(1)	Audit fees include aggregate fees incurred for professional services rendered for the audit of our annual financial statements and for the review of the financial statements included in the Company’s Quarterly Reports on Forms 10-Q for the fiscal years 2024 and 2023.

(2)	The audit-related fees include audits of employee benefit plans for both years. These audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the heading of “Audit fees”.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of such firm’s independence in the conduct of their auditing functions. The Audit Committee has a policy that provides for the pre-approval of all services to be provided by its independent registered public accounting firm. The Audit Committee does not delegate to management its responsibility to pre-approve services performed by the independent registered public accounting firm. All the services mentioned above were pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee has furnished the following report:

Management is responsible for our internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Our independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed with management and YHB, our independent public accountants for 2024, the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including its judgments about the quality, not just the acceptability, of our accounting principles and underlying estimates in our consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with our management; and other material written communication between the independent public accountants and our management, such as any management letter or schedule of unadjusted differences.

In addition, the Audit Committee has received from the independent public accountants the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence from us and our management. Moreover, the Audit Committee has considered whether the independent public accountants’ provision of other non-audit services to us is compatible with maintaining their independence from us.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on the Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Members of the Audit Committee

Gina D. Boggess

J. Robert Buchanan

Joe M. Carter

John D. Cox

Harold Lynn Keene (Chairman)

B. Scott White

PROPOSALS FOR 2026 ANNUAL MEETING OF SHAREHOLDERS

The Company anticipates holding the 2026 Annual Meeting of Shareholders on May 19, 2026. As discussed above under “Director Nomination Process,” our Bylaws prescribe the procedures that a shareholder must follow to nominate a director. For a shareholder to nominate a candidate for director at the 2026 Annual Meeting of Shareholders, notice of the nomination must be received by our Secretary no later than February 27, 2026. The notice must describe various matters regarding the nominee and the shareholder giving the notice. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to our Secretary.

In accordance with SEC regulations, if any shareholder intends to present a proposal to be considered for inclusion in our proxy materials for our 2026 Annual Meeting, the proposal must be in proper form and must be received at our principal executive offices at 67 Commerce Drive, Honaker, Virginia 24260, no later than December 8, 2025.

In accordance with our Bylaws, if any shareholder intends to present a proposal (other than a director nomination) at the 2026 Annual Meeting of Shareholders outside of the proxy statement process, notice of the shareholder’s intention to present the proposal must be received by our Secretary no later than March 11, 2026. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. The proxy solicited by the Board of Directors for the 2026 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if we have not received notice of such proposal by February 27, 2026, in writing delivered to our Secretary.

OTHER MATTERS

THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024 (THE “FORM 10-K”), AS FILED WITH THE SEC, ACCOMPANIES THIS PROXY STATEMENT. A COPY OF THE FORM 10-K (EXCLUDING EXHIBITS) MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO OUR SECRETARY, WHOSE ADDRESS IS POST OFFICE BOX 1810, HONAKER, VIRGINIA 24260.

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New Peoples Bankshares, Inc.

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 12:00 p.m., Eastern Time, on May 20, 2025.

Online
Go to **www.investorvote.com/nwpp** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Revocable Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Tim W. Ball	☐	☐
02 - Michael G. McGlothlin	☐	☐
03 - B. Scott White	☐	☐

Proposal	For	Against	Abstain
2. To consider and vote upon a proposal to ratify the appointment of Yount, Hyde & Barbour, P.C as the Company's independent registered public accounting firm for the year ending December 31, 2025	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

044A0A

2025 Annual Meeting

2025 Annual Meeting of New Peoples Bankshares, Inc. Shareholders

Tuesday, May 20, 2025, 6:00 p.m. Eastern Time
New Peoples Bank, Inc.
Abingdon Office
350 West Main Street
Abingdon, VA 24212

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Revocable Proxy — New Peoples Bankshares, Inc.

Notice of 2025 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting – May 20, 2025 at 6:00 p.m. (Eastern Time)

The undersigned hereby appoints Joe M. Carter, Harold Lynn Keene, J. Robert Buchanan and Barton S. Long, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of New Peoples Bankshares, Inc. to be held on May 20, 2025 or at any postponement or adjournment thereof.

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of New Peoples Bankshares, Inc. at the annual meeting of the shareholder's decision to terminate this proxy, then this proxy shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of New Peoples Bankshares, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.

The undersigned acknowledges receipt from New Peoples Bankshares, Inc. prior to the execution of this proxy of notice of the annual meeting, audited financial statements and a proxy statement dated April 7, 2025.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

New Peoples Bankshares, Inc.

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

X

Annual Meeting Revocable Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Tim W. Ball	☐	☐	02 - Michael G. McGlothlin	☐	☐	03 - B. Scott White	☐	☐

	For	Against	Abstain
2. To consider and vote upon a proposal to ratify the appointment of Yount, Hyde & Barbour, P.C as the Company's independent registered public accounting firm for the year ending December 31, 2025	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

044A1A

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Revocable Proxy — New Peoples Bankshares, Inc.

Notice of 2025 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting – May 20, 2025 at 6:00 p.m. (Eastern Time)

The undersigned hereby appoints Joe M. Carter, Harold Lynn Keene, J. Robert Buchanan and Barton S. Long, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of New Peoples Bankshares, Inc. to be held on May 20, 2025 or at any postponement or adjournment thereof.

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of New Peoples Bankshares, Inc. at the annual meeting of the shareholder's decision to terminate this proxy, then this proxy shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of New Peoples Bankshares, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.

The undersigned acknowledges receipt from New Peoples Bankshares, Inc. prior to the execution of this proxy of notice of the annual meeting, audited financial statements and a proxy statement dated April 7, 2025.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)